Exhibit 4.6

THREE-YEAR CLIFF VESTING

PIPER JAFFRAY COMPANIES

2020 EMPLOYMENT INDUCEMENT AWARD PLAN

FORM OF RESTRICTED STOCK AGREEMENT

(Employment Inducement Award Grant)

Name of Employee:                                [      ]

No. of Shares Covered:  Subject to the terms and conditions hereof, the number of Shares covered by and to be issued pursuant to this Agreement will equal $[   ] divided by the volume-weighted average per-share closing price of the Company’s Common Stock on the New York Stock Exchange for the ten (10) trading days ending on the third (3rd) trading day before the Closing Date; provided that, if the foregoing calculation results in a fractional Share, the number of Shares covered by this Agreement will be rounded up to the nearest whole Share.

Date of Issuance:  The Closing Date, as defined in the Agreement and Plans of Merger (the “Merger Agreement”), dated July 9, 2019, by and among the Company, Sandler O’Neill & Partners Corp. (“Sandler”), and other related entities and persons (such date, the “Date of Issuance”).

Vesting Schedule pursuant to Section 2:

No. of Shares Which Become
Vesting Date	Vested as of the Vesting Date
March 15, 2023	100%

This is a Restricted Stock Agreement (this “Agreement”), dated [            ], 2020, between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named employee of the Company or an Affiliate of the Company (the “Employee”).

Recitals

WHEREAS, the Company maintains the Piper Jaffray Companies 2020 Employment Inducement Award Plan, as amended from time to time (the “Plan”);

WHEREAS, the Board of Directors of the Company has given the Compensation Committee (the “Committee”) the authority to determine the awards to be granted under the Plan;

Employment-Related Retention Restricted Stock Agreement

WHEREAS, the Employee is party to an offer letter agreement concerning the terms of the Employee’s employment with Piper Jaffray & Co., a wholly owned subsidiary of the Company, following the Closing (the Employee’s “Offer Letter”); and

WHEREAS, the Committee or its delegee has determined that the Employee is eligible to receive an award under the Plan in the form of restricted stock and has set the terms thereof pursuant to and in accordance with Section 8.04(b) of the Merger Agreement and any corresponding provisions of the Offer Letter regarding retention awards (with such award being an award from the “Retention Pool” referred to in the Merger Agreement).

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

Terms and Conditions*

1.                                      Grant of Restricted Stock.

(a)                                 Subject to the terms and conditions of this Agreement and the Plan, on the Date of Issuance the Company will grant to the Employee (provided that the Employee is employed with Sandler and has not repudiated his or her Offer Letter on or prior to the Date of Issuance) the number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) determined as provided for at the beginning of this Agreement.  These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”  The Employee and the Company acknowledge that (i) this Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not be effective or operative until the Date of Issuance, and (ii) if the Merger Agreement is terminated prior to the Closing pursuant to its terms, the Employee shall have no right to any Restricted Shares, this Agreement will not become effective, and all of the terms and provisions of this Agreement shall be null and void.

(b)                                 The Restricted Shares will be reserved with the Company’s transfer agent, and records of the grant will be maintained by the Company’s long-term incentive plan administrator.  All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share.  Any dividends or distributions payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares shall be held by the Company (or its designated agent) subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject.  At the time the underlying Restricted Shares vest, the Company shall cause to be delivered to the Employee (without interest) the portion of such retained dividends and distributions that relate to such vesting Restricted Shares.  Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the Restricted Shares may not be (until such Restricted Shares have vested in the Employee in accordance with all terms and conditions of this Agreement) assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process.  Each Restricted Share will remain restricted and subject to cancellation

*                 Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan.  In addition, “Cause” and “Good Reason” shall have the meanings given to them in the Employee’s Offer Letter.

and return to the Plan unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement and the Plan.  Each book entry (or stock certificate if requested by the Employee) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as specified in Section 7 and as may be determined or authorized by the Company consistent with the terms of this Agreement.  If a certificate evidencing any Restricted Share is requested by the Employee, the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody.

2.                                      Vesting.

(a)                                 Generally.  Subject to the other provisions of this Section 2 and Section 4, so long as the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, then the Restricted Shares will vest as provided for in the Vesting Schedule at the beginning of this Agreement.

(b)                                 Death; Disability; Termination Without Cause; Resignation with Good Reason.  If, prior to the Vesting Date, the Employee’s employment with the Company or an Affiliate is terminated (i) because of the Employee’s death or long-term disability (as defined in the Company’s long-term disability plan), (ii) by the Company or an Affiliate other than for Cause or (iii) by the Employee with Good Reason, then, in each case, any unvested Restricted Shares will immediately and automatically vest in full.

(c)                                  Termination for Cause or Resignation Without Good Reason.  If, prior to the Vesting Date, the Employee’s employment with the Company or an Affiliate is terminated (i) by the Company for Cause or (ii) by the Employee without Good Reason, then the unvested Restricted Shares will immediately cease vesting and be cancelled in accordance with Section 4 of this Agreement.

(d)                                 Company Discretion.  Notwithstanding any other provisions of this Agreement to the contrary, the Committee may, in its sole discretion, declare at any time that the Restricted Shares, or any portion thereof, shall vest immediately or, to the extent they otherwise would be cancelled and returned to the Plan pursuant to the terms of this Agreement, shall vest in the numbers and on such dates as are determined by the Committee to be in the interests of the Company as determined by the Committee in its sole discretion.

3.                                      Effect of Vesting.  Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to cancellation, forfeiture or return to the Plan as provided in Section 4 of this Agreement.  Promptly after vesting, the Company will deliver to the Employee the Restricted Shares that have vested, either (a) in a brokerage account held by the Employee in connection with the Employee’s employment with the Company, or (b) if the Employee holds no such account, as evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Employee with a notice of issuance provided to the Employee (unless the Employee requests a certificate evidencing such Shares).

4.                                      Cancellation and Return of Unvested Restricted Shares to the Plan.  If (a) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares (except as permitted by Section 1(b) of this Agreement) or the Restricted Shares become subject to attachment or any similar involuntary process in violation of this Agreement, or (b) the Employee’s employment with the Company or an Affiliate terminates for Cause or is terminated by the Employee without Good Reason, the Employee shall thereafter have no right, title or interest whatsoever in such unvested Restricted Shares, and if the Company does not have custody of any and all certificates representing Restricted Shares so cancelled, the Employee shall immediately return to the Company any and all certificates representing Restricted Shares so cancelled.

5.                                      Stockholder Rights.  As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a stockholder of the Company (including voting rights) with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.

6.                                      Tax Withholding.  The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Employee’s receipt of the Restricted Shares.  The Employee agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation.  Notwithstanding the preceding sentence, in the event and to the extent that the Company or an Affiliate is required to withhold for any taxes upon the vesting of the Restricted Shares, then the Employee may satisfy the obligation for the payment of such taxes by directing the Company to retain Restricted Shares otherwise deliverable under this Agreement (up to the Employee’s minimum required tax withholding rate or such higher rate as permitted under the Company’s policies as in effect from time to time) based upon the then-trading market value of such shares.  The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

7.                                      Restrictive Legends and Stop-Transfer Orders.

(a)                                 Legends.  Prior to the vesting of the Restricted Shares, the book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:

THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)                                 Stop-Transfer Notices.  The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)                                  Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

8.                                      Interpretation of This Agreement.  All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee.  If there is any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of this Agreement shall govern.

9.                                      No Promise of Future Awards or Continued Employment.  The Employee acknowledges that this Agreement awards Restricted Shares to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future Awards to the Employee or otherwise continue the participation of the Employee under the Plan.  This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment at will and otherwise deal with the Employee without regard to this Agreement.

10.                               Binding Effect.  This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Employee, and on the Company and its successors and assigns.

11.                               Agreement to Arbitrate.  The Company and the Employee each agrees (a) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the grant, issuance or cancellation of Restricted Shares) shall be settled by arbitration before and in accordance with the rules of the Financial Industry Regulatory Authority, Inc., and (b) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Accordingly, the Company and the Employee each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes.

12.                               Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).

13.                               Registration.  As of the Date of Issuance, the Company shall, at its expense, cause issuance of the Restricted Shares to be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law, to be freely resold subject to any limitations imposed by applicable law.  The Company shall thereafter maintain the effectiveness of such registration and qualification for so long as the Employee holds the Restricted Shares (or any portion thereof) or any of the Shares that were previously Restricted Shares, or until such earlier date as such Restricted Shares and Shares, as applicable, may otherwise be freely sold under applicable law.

14.                               Entire Agreement.  This Agreement, the Plan and the Offer Letter set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and the administration of the Plan, and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of the Restricted Shares and the administration of the Plan.

15.                               Amendment and Waiver.  Except as provided in the Plan, this Agreement may be amended, modified or cancelled only by a written instrument executed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

16.                               Acknowledgment of Receipt of Copy.  By execution hereof, the Employee acknowledges having received a copy of the prospectus related to the Plan and instructions on how to access a copy of the Plan.

17.                               Acknowledgment of Voluntary Election; Fairness.  By executing this Agreement, the Employee acknowledges his or her voluntary election to receive and accept the Restricted Shares subject to all of the terms and conditions set forth in this Agreement and agrees to be bound thereby, including, without limitation, the terms and conditions specifying the circumstances under which the Restricted Shares shall cease to vest and shall be cancelled and returned to the Plan.  The Employee further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the award of Restricted Shares is being made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Employee has executed this Agreement as of the date specified at the beginning of this Agreement.

EMPLOYEE

[•]

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the date specified at the beginning of this Agreement.

PIPER JAFFRAY COMPANIES

By
Its

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